NEWS RELEASE

The Hartford Announces Fourth Quarter And Full Year 2021 Financial Results
•Fourth quarter 2021 net income available to common stockholders of $724 million ($2.10 per diluted share) increased 36% from 2020, and core earnings* of $697 million (core earnings per diluted share* of $2.02) were up 10% from the prior year.
•Full year 2021 net income available to common stockholders of $2.3 billion ($6.62 per diluted share) increased 37% from 2020, and core earnings of $2.2 billion ($6.15 per diluted share) were up 4% from the prior year.
•Property & Casualty (P&C) net premiums written rose 11% in fourth quarter 2021 and 9% in the full year driven by Commercial Lines premium growth of 14% in the quarter and 12% in the full year.
•Commercial Lines fourth quarter combined ratio of 84.6 improved 7.2 points and the underlying combined ratio* of 88.9 improved 1.8 points compared with the prior year. Full year 2021 combined ratio of 95.8 improved 4.6 points and the underlying combined ratio of 89.1 improved 6.4 points from the prior year.
•Group Benefits net income margin was 2.6% in fourth quarter 2021 and the core earnings margin* was (0.8%). Full year net income margin was 3.9% and the core earnings margin* was 2.5%. Both the net income margin and core earnings margin included excess mortality and COVID-19 related short-term-disability impacts with the impact on the core earnings margin of 8.6 points in the quarter and 7.8 points for the full year.
•Achieved net income ROE for the trailing 12 months of 13.1% and core earnings ROE* for the same period of 12.7%
•During the quarter, The Hartford returned $620 million to shareholders, including $500 million of shares repurchased and $120 million in common stockholder dividends paid. For the year, The Hartford returned approximately $2.2 billion to shareholders, consisting of $1.7 billion of shares repurchased and $485 million in common stockholder dividends paid.

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
** All amounts and percentages set forth in this press release are approximate unless otherwise noted.

HARTFORD, Conn., Feb. 3, 2022 – The Hartford (NYSE: HIG) today announced financial results for the fourth quarter and year ended Dec. 31, 2021.

“In 2021, The Hartford delivered strong financial performance with meaningful growth and P&C margin expansion driven by stellar results in Commercial Lines and a significant contribution from partnership investment returns. In Group Benefits, solid premium growth and underlying results were offset by pandemic related excess mortality,” said Chairman and CEO Christopher Swift.

President Doug Elliot said, “Our P&C underlying results for the year were excellent with margin expansion across Commercial Lines driven by strong earned pricing and underwriting execution. Commercial Lines written premium exceeded $10 billion, up 12 percent for the year, while Small Commercial eclipsed $4 billion for the first time. New business levels were impressive, and retention held steady. Commercial Lines’ fourth quarter renewal written pricing, excluding workers’ compensation, held constant with the third quarter at 8 percent. In Personal Lines, we delivered strong 2021 operating results and are encouraged by improved auto insurance shopping and the roll-out of our new auto and home product. Across P&C, the performance was outstanding, and the results are a strong validation of our execution roadmap.”

Swift said, “We begin 2022 competitively positioned with strong momentum and a winning formula to consistently produce superior risk-adjusted returns. Our businesses complement each other extremely well and together represent a unique portfolio with distinctive advantages. Continued execution on our strategic priorities will drive profitable growth, enable market-leading ROEs, deliver consistent capital generation and sustain our top quartile ESG performance all of which will maximize value creation for stakeholders.”

CONSOLIDATED RESULTS:

	Three Months Ended			Twelve Months Ended
($ in millions except per share data)	Dec 31 2021	Dec 31 2020	Change	Dec 31 2021	Dec 31 2020	Change
Net income available to common stockholders	$724	$532	36%	$2,344	$1,716	37%
Net income available to common stockholders per diluted share[1]	$2.10	$1.47	43%	$6.62	$4.76	39%

Core earnings[2]	$697	$636	10%	$2,178	$2,086	4%
Core earnings per diluted share[2]	$2.02	$1.76	15%	$6.15	$5.78	6%

Book value per diluted share	$51.36	$50.39	2%	$51.36	$50.39	2%
Book value per diluted share (ex. AOCI)[2]	$50.86	$47.16	8%	$50.86	$47.16	8%

Net income available to common stockholders' return on equity (ROE)[3], last 12-months	13.1%	10.0%	3.1	13.1%	10.0%	3.1
Core earnings ROE2,[3], last 12-months	12.7%	12.7%	—	12.7%	12.7%	0.0
[1] Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends
[2] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is stockholders’ equity including AOCI; for core earnings ROE, the denominator is stockholders’ equity excluding AOCI
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

Fourth quarter 2021 net income available to common stockholders was $724 million, or $2.10 per diluted share, up 36% from fourth quarter 2020, primarily due to a decrease in P&C net unfavorable prior accident year development (PYD), including a decrease in the charge for asbestos and environmental (A&E) reserve development from $210 million, before tax, in 2020 to $155 million, before tax, in 2021, an increase in net realized gains of $110 million, before tax and the effect of earned premium growth in P&C and Group Benefits, partially offset by higher insurance operating expenses in P&C and Group Benefits driven by higher compensation.
Fourth quarter core earnings of $697 million, or $2.02 per diluted share, rose 10% from fourth quarter 2020. The increase was primarily due to:
•A $165 million, before tax, improvement in P&C underwriting results, driven by:
◦An increase in net favorable P&C PYD within core earnings, to $144 million, before tax, in fourth quarter 2021, compared with $31 million of net favorable PYD in fourth quarter 2020. The $144 million of net favorable development in fourth quarter 2021 primarily included a decrease in reserves for workers' compensation, catastrophes, package business and personal auto liability, partially offset by reserve increases for legacy Navigators business.
◦An increase in earnings generated by 8% growth in P&C earned premium
◦Lower P&C current accident year (CAY) catastrophe (CAT) losses, to $22 million, before tax, in fourth quarter 2021 compared with $55 million in fourth quarter 2020. Fourth quarter 2021 benefitted from ceding $39 million, before tax, of catastrophe losses to the aggregate property catastrophe treaty, which has an attachment point of $700 million.
◦A reduction in P&C COVID-19 incurred losses with $1 million, before tax, of losses in fourth quarter 2021 compared with $28 million, before tax, of losses in fourth quarter 2020

◦A 0.6 point improvement in the Commercial Lines underlying loss and loss adjustment expense ratio before COVID-19 incurred losses to 56.5% in fourth quarter 2021 from 57.1% in fourth quarter 2020
◦Partially offset by:
▪An increase in underwriting expenses, mostly driven by higher compensation costs, AARP direct marketing and technology costs, as well as higher contingent and supplemental commissions, partially offset by additional savings from the Hartford Next operational transformation and cost reduction program
▪A 10.0 point increase in the underlying Personal Lines loss and loss adjustment expense ratio to 67.8% in fourth quarter 2021 from 57.8% in fourth quarter 2020
•Increase in net investment income to $573 million, before tax, from $556 million in fourth quarter 2020
•An increase in earnings from Hartford Funds driven by higher assets under management
Partially offset by:
•A decrease in earnings from Group Benefits, primarily driven by:
◦An increase in the group disability loss ratio reflecting increased short-term and long-term disability claim incidence especially when compared to the favorable incidence levels experienced during the early stages of the pandemic
◦An increase in insurance operating costs and other expenses, mostly driven by higher compensation, technology costs and claim costs to handle elevated claim levels resulting from the pandemic, partially offset by additional savings from Hartford Next
◦$161 million, before tax, of excess mortality in group life, primarily caused by direct and indirect impacts of COVID-19, compared with $152 million, before tax, in fourth quarter 2020
◦Partially offset by an increase in earnings generated by a 5% increase in Group Benefits fully insured ongoing premium
Net investment income of $573 million, before tax, increased $17 million compared with the prior year period, primarily driven by an increase in income from limited partnerships and alternative investments (LPs) to $170 million, before tax, from $152 million in fourth quarter 2020, partially offset by lower reinvestment rates.
Full year 2021 net income available to common stockholders of $2.3 billion, or $6.62 per diluted share, increased 37% and 39%, respectively, from full year 2020 primarily due to a change to net realized gains of $509 million, before tax, in 2021, an increase in net investment income, a $103 million, before tax, decrease in restructuring costs related to Hartford Next and a decrease in the deferred gain on retroactive reinsurance, largely driven by a decrease in the before tax charge for A&E reserve development. These improvements were partially offset by an increase in excess mortality in group life, increased disability claim incidence and lower income from the Talcott Resolution investment, which was sold on June 30, 2021.
Full year 2021 core earnings of $2.2 billion, or $6.15 per diluted share, increased 4% from full year 2020. The increase was primarily due to:
•An increase in net investment income, to $2.3 billion, before tax, in 2021, from $1.8 billion, before tax, in 2020

•A $429 million, before tax, increase in P&C underlying underwriting gain*, primarily driven by:
◦An increase in earnings generated by 5% growth in P&C earned premium
◦A reduction in P&C COVID-19 incurred losses to $31 million, before tax, in 2021 compared with $278 million, before tax, in 2020
◦A 2.1 point improvement in the Commercial Lines underlying loss and loss adjustment expense ratio before COVID-19 incurred losses to 56.4% in 2021 from 58.5% in 2020
◦Partially offset by:
▪An increase in underwriting expenses, mostly driven by higher costs for compensation, AARP direct marketing and technology as well as higher contingent and supplemental commissions, partially offset by additional savings from Hartford Next and a change to a decrease in the allowance for credit losses (ACL) on premiums receivable in 2021 from an increase in the ACL in 2020
▪A 6.0 point increase in the underlying Personal Lines loss and loss adjustment expense ratio to 62.3% in 2021 from 56.3% in 2020
•A $51 million increase in after-tax earnings from Hartford Funds
Partially offset by:
•A decrease in earnings from Group Benefits, primarily driven by:
◦An increase in excess mortality in group life, to $583 million, before tax, in 2021 compared with $239 million, before tax, in 2020
◦An increase in the group disability loss ratio reflecting increased short-term and long-term disability claim incidence especially when compared with the favorable incidence levels experienced during the early stages of the pandemic
◦An increase in insurance operating costs and other expenses, mostly driven by higher compensation, technology costs and claim costs to handle elevated claim levels resulting from the pandemic, partially offset by additional savings from Hartford Next
◦Partially offset by an increase in earnings generated by a 4% increase in Group Benefits fully insured ongoing premium
•A reduction in net favorable P&C PYD in core earnings to $47 million, before tax, in 2021, compared with $448 million, before tax, in 2020
•An increase in CAY CAT losses, to $664 million, before tax, in 2021, compared with $606 million, before tax, in 2020
•A decline in earnings from the previously owned investment in Talcott Resolution which was sold in second quarter 2021
Net investment income of $2.3 billion, before tax, increased $467 million compared with the prior year, primarily driven by an increase in LP income to $732 million, before tax, from $222 million in 2020, partially offset by lower reinvestment rates.
Dec. 31, 2021, book value per diluted share of $51.36 increased 2% compared with $50.39 at Dec. 31, 2020, as the effect of net income in excess of common stockholder dividends was partially offset by a decrease in AOCI and the dilutive effect of share repurchases.

Book value per diluted share (excluding AOCI) of $50.86 as of Dec. 31, 2021, increased 8% from $47.16 at Dec. 31, 2020, due to net income in excess of common stockholder dividends, partially offset by the dilutive effect of share repurchases.
Through Dec. 31, 2021, The Hartford returned approximately $2.2 billion to shareholders, consisting of $1.7 billion of share repurchases and $485 million in common stockholder dividends paid.
Fourth quarter 2021 net income available to common stockholders' ROE (net income ROE) was 13.1% at Dec. 31, 2021.
Core earnings ROE at Dec. 31, 2021 was 12.7%, flat from fourth quarter 2020 due to higher trailing 12-month core earnings partially offset by higher average common stockholders' equity.

BUSINESS RESULTS:
Commercial Lines

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2021	Dec 31 2020	Change	Dec 31 2021	Dec 31 2020	Change
Net income	$702	$478	47%	$1,757	$856	105%
Core earnings	$622	$444	40%	$1,631	$998	63%
Written premiums	$2,512	$2,197	14%	$10,041	$8,969	12%
Underwriting gain (loss)[1]	$387	$183	111%	$402	$(37)	NM
Underlying underwriting gain[1]	$279	$208	34%	$1,039	$404	157%
Losses and loss adjustment expense ratio
Current accident year before catastrophes	56.5	58.4	(1.9)	56.7	61.6	(4.9)
Current accident year catastrophes	0.2	1.9	(1.7)	5.2	4.5	0.7
Prior accident year development (PYD)	(4.5)	(0.8)	(3.7)	1.5	0.5	1.0
Expenses	32.1	32.0	0.1	32.2	33.5	(1.3)
Policyholder dividends	0.3	0.3	—	0.3	0.3	—
Combined ratio	84.6	91.8	(7.2)	95.8	100.4	(4.6)
Impact of catastrophes and PYD on combined ratio	4.3	(1.1)	5.4	(6.7)	(5.0)	(1.7)
Underlying combined ratio[1]	88.9	90.7	(1.8)	89.1	95.5	(6.4)
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

Fourth quarter 2021 net income of $702 million increased from net income of $478 million in fourth quarter 2020, primarily due to a $204 million, before tax, increase in underwriting gain and a $73 million, before tax, increase in net realized gains.
Commercial Lines core earnings of $622 million in fourth quarter 2021 increased by $178 million from fourth quarter 2020, primarily resulting from an increase in net favorable PYD in core earnings, a higher underlying underwriting gain, a decrease in CAY CAT losses and an increase in net investment income, to $372 million, before tax, compared with $363 million in fourth quarter 2020.
Underlying underwriting gain increased from $208 million, before tax, in fourth quarter 2020 to $279 million, before tax, in fourth quarter 2021, primarily due to:

•An increase in earnings generated by 12% growth in Commercial Lines earned premium, including from higher insured exposures
•A $27 million, before tax, decrease in COVID-19 incurred losses with $1 million of COVID-19 losses in fourth quarter 2021 compared with $28 million in fourth quarter 2020
•A 0.6 point improvement in the Commercial Lines underlying loss and loss adjustment expense ratio before COVID-19 incurred losses to 56.5% in fourth quarter 2021 from 57.1% in fourth quarter 2020
•Partially offset by an increase in underwriting expenses, mostly driven by higher compensation and higher contingent and supplemental commissions, partially offset by additional savings from Hartford Next
Favorable PYD within core earnings of $132 million, before tax, in fourth quarter 2021, compared with $22 million of favorable PYD within core earnings in fourth quarter 2020. The $132 million of favorable development in fourth quarter 2021 primarily included reserve reductions in workers' compensation, catastrophes and package business, partially offset by reserve increases for legacy Navigators business. PYD within core earnings in fourth quarter 2020 included a $125 million, before tax, increase in reserves for sexual molestation and abuse claims. CAY CAT losses of $6 million, before tax, in fourth quarter 2021, compared with $42 million, before tax, in fourth quarter 2020. Fourth quarter 2021 benefitted from ceding $29 million, before tax, of catastrophe losses to the aggregate property catastrophe treaty.

Combined ratio was 84.6 in fourth quarter 2021, a 7.2 point improvement from 91.8 in fourth quarter 2020, primarily due to a 3.7 point change in net favorable PYD, a 1.7 point decrease in CAY CAT losses and a 1.8 point improvement in the underlying combined ratio. The combined ratio included 0.7 points, or $18 million, before tax, of adverse development for Navigators related to 2018 and prior accident years that has been economically ceded to NICO but recorded as a deferred gain, compared with 0.2 points, or $5 million, before tax, of Navigators adverse development recognized as a deferred gain in fourth quarter 2020.
Underlying combined ratio was 88.9, which improved 1.8 points from fourth quarter 2020 with 1.3 points of the improvement driven by lower COVID-19 incurred losses.
Before COVID-19 losses, the underlying combined ratio improved 0.5 points, including:
•A 0.6 point decrease in the underlying loss and loss adjustment expense ratio primarily due to lower loss ratios in Global Specialty, workers' compensation, and non-catastrophe property, primarily in Middle and Large Commercial, partially offset by large losses in programs and excess lines
•A 0.1 point increase in the expense ratio, driven by an increase in contingent and supplemental commissions and higher compensation, largely offset by the effect of earned premium growth and incremental savings from Hartford Next.
The underlying combined ratio in Commercial Lines improved across most businesses:
•Small Commercial underlying combined ratio of 88.0 increased by 1.0 point from fourth quarter 2020 driven primarily by higher commissions and a higher loss ratio in general liability, partially offset by margin improvement in workers’ compensation and lower non-catastrophe property losses
•Middle & Large Commercial underlying combined ratio of 90.0 improved by 3.0 points from fourth quarter 2020 primarily due to a reduction in incurred COVID-19 losses. Also contributing was a lower expense ratio, margin improvement in workers’ compensation before COVID-19 losses and lower non-catastrophe property losses, partially offset by large losses in programs and excess lines.
•Global Specialty underlying combined ratio of 88.8 improved by 4.5 points compared with 93.3 in fourth quarter 2020 due to a reduction in incurred COVID-19 losses, margin improvement in U.S. financial lines and U.S. ocean marine before COVID-19 losses and a lower expense ratio, partially offset by large losses in US wholesale.
Fourth quarter 2021 written premiums of $2.5 billion were up 14% from fourth quarter 2020, reflecting higher insured exposures, an increase in new business, strong policy retention in Small Commercial, and mid-single digit to low double-digit renewal written price increases in lines other than workers’ compensation.

Personal Lines

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2021	Dec 31 2020	Change	Dec 31 2021	Dec 31 2020	Change
Net income	$81	$170	(52%)	$385	$718	(46%)
Core earnings	$70	$164	(57%)	$362	$722	(50%)
Written premiums	$668	$673	(1)%	$2,908	$2,936	(1)%
Underwriting gain	$45	$154	(71%)	$275	$737	(63%)
Underlying underwriting gain	$30	$125	(76%)	$299	$508	(41%)
Losses and loss adjustment expense ratio
Current accident year before catastrophes	67.8	57.8	10.0	62.3	56.3	6.0
Current accident year catastrophes	2.2	1.7	0.5	5.7	6.9	(1.2)
Prior accident year development (PYD)	(4.2)	(5.5)	1.3	(4.9)	(14.6)	9.7
Expenses	28.2	25.8	2.4	27.6	26.8	0.8
Combined ratio	93.9	79.8	14.1	90.7	75.5	15.2
Impact of catastrophes and PYD on combined ratio	2.0	3.8	(1.8)	(0.8)	7.7	(8.5)
Underlying combined ratio	95.9	83.6	12.3	89.9	83.1	6.8
Net income of $81 million in fourth quarter 2021 was down $89 million from fourth quarter 2020 largely driven by a decrease in underwriting gain.
Personal Lines core earnings of $70 million declined by $94 million primarily due to a decrease in underlying underwriting gain as well as an $11 million, before tax, decrease in net favorable PYD and a $3 million, before tax, increase in CAY CAT losses. An underlying underwriting gain of $30 million, before tax, in fourth quarter 2021 was down from a gain of $125 million in fourth quarter 2020, largely due to a higher CAY loss ratio before CATs in auto and, to a lesser extent, a higher CAY loss ratio before CATs in homeowners and an increase in underwriting expenses.
Combined ratio of 93.9 in fourth quarter 2021 was 14.1 points higher than fourth quarter 2020, primarily due to a 12.3 point increase in the underlying combined ratio, a 0.5 point increase in the CAY CAT ratio and a 1.3 point decrease net favorable PYD.
Underlying combined ratio of 95.9 was 12.3 points higher than fourth quarter 2020, primarily due to a 10.0 point increase in CAY losses before CATs and a 2.4 point increase in the expense ratio.
•The auto underlying combined ratio of 105.4 increased 15.8 points from 89.6 in fourth quarter 2020, primarily due to an increase in auto claim frequency and severity as well as a higher expense ratio
•The homeowners underlying combined ratio of 75.1 increased 5.2 points, from 69.9 in fourth quarter 2020, primarily due to higher non-CAT property losses, largely due to an increase in weather and non-weather severity, and a higher expense ratio.

The increase in the expense ratio to 28.2 was driven by higher compensation, technology and direct marketing costs, as well as the effect of a decline in earned premium, partially offset by savings from the Hartford Next program.
Written premiums in fourth quarter 2021 were $668 million, down slightly from $673 million in fourth quarter 2020.

Group Benefits

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2021	Dec 31 2020	Change	Dec 31 2021	Dec 31 2020	Change
Net income	$42	$59	(29)%	$249	$383	(35)%
Core earnings (loss)	($12)	$49	NM	$153	$382	(60)%
Fully insured ongoing premiums (ex. buyout premiums)	$1,380	$1,317	5%	$5,502	$5,305	4%
Loss ratio	84.0%	80.2%	3.8	81.1%	74.5%	6.6
Expense ratio	26.3%	24.6%	1.7	25.5%	25.2%	0.3
Net income margin	2.6%	3.9%	(1.3)	3.9%	6.4%	(2.5)
Core earnings margin	(0.8)%	3.3%	(4.1)	2.5%	6.4%	(3.9)
Net income and core earnings (loss) were $42 million and $(12) million, respectively, decreasing from $59 million and $49 million, respectively, in fourth quarter 2020, largely driven by higher group disability and life loss ratios and higher insurance operating costs and other expenses with the decrease in net income partially offset by an increase in net realized gains.
Fully insured ongoing premiums were up 5%, compared with fourth quarter 2020, driven by an increase in exposure on existing accounts as well as strong persistency and an increase in sales. Fully insured ongoing sales were $67 million in fourth quarter 2021, up 37%, with increases in both group disability and group life.
Loss ratio of 84.0% deteriorated 3.8 points compared with 80.2% in fourth quarter 2020 driven by an increase in both group life and group disability:
•Total group life loss ratio of 105.0% increased 3.0 points, primarily due to a 1.9 point increase in excess mortality losses. Excess mortality losses were $161 million, before tax, or 27.2 points, in fourth quarter 2021 compared with $152 million, before tax, or 25.3 points, in fourth quarter 2020. The $161 million in fourth quarter 2021 primarily included $176 million related to claims with dates of death in the fourth quarter, partially offset by a $16 million decrease related to prior quarters.
•Total disability loss ratio of 71.6% increased 6.5 points compared with fourth quarter 2020, reflecting increased short-term and long-term disability claim incidence especially when compared with the favorable incidence levels experienced during the early stages of the pandemic.
Expense ratio of 26.3% increased 1.7 points from fourth quarter 2020 due to an increase in compensation, technology costs and claim costs to handle elevated claim levels resulting from the pandemic and the effect of a reduction in the allowance for uncollectible premiums receivable in fourth quarter 2020, partially offset by lower staffing and other costs as a result of the Hartford Next program and higher earned premiums.

Hartford Funds

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2021	Dec 31 2020	Change	Dec 31 2021	Dec 31 2020	Change
Net income	$62	$51	22%	$217	$170	28%
Core earnings	$60	$46	30%	$214	$163	31%
Daily average Hartford Funds AUM	$156,533	$130,485	20%	$151,347	$120,908	25%
Mutual Funds and exchange-traded products (ETP) net flows	$358	$281	27%	$3,867	$(3,084)	NM
Total Hartford Funds assets under management (AUM)	$157,895	$139,436	13%	$157,895	$139,436	13%
Net income and core earnings were $62 million and $60 million, respectively, increasing from $51 million and $46 million in fourth quarter 2020, largely driven by higher daily average Hartford Funds AUM. Daily average AUM of $157 billion rose 20% from fourth quarter 2020 due to increases in market values and strong net inflows over the previous 12 months. Fee income and variable expenses rose with the increase in AUM.
Fifth consecutive quarter of positive mutual fund and ETP net inflows with $0.4 billion in fourth quarter 2021, compared with $0.3 billion in fourth quarter 2020.

Corporate

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2021	Dec 31 2020	Change	Dec 31 2021	Dec 31 2020	Change
Net loss	$(37)	$(41)	10%	$(148)	$(222)	33%
Net loss available to common stockholders	$(42)	$(46)	9%	$(169)	$(243)	30%
Core loss	$(41)	$(51)	20%	$(200)	$(178)	(12)%
Other revenue (loss)	$0	$(1)	NM	$(10)	$53	NM
Net investment income, before tax	$16	$6	167%	$24	$22	9%
Interest expense and preferred dividends, before tax	$67	$62	8%	$255	$257	(1)%
Net loss available to common stockholders of $42 million in fourth quarter 2021 decreased $4 million compared with fourth quarter 2020, driven by a decrease in restructuring and other costs and an increase in net investment income, largely offset by a decrease in net realized gains.
Fourth quarter 2021 core loss of $41 million decreased $10 million compared with fourth quarter 2020 core loss of $51 million primarily due to an increase in net investment income.

INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2021	Dec 31 2020	Change	Dec 31 2021	Dec 31 2020	Change
Net investment income, before tax	$573	$556	3%	$2,313	$1,846	25%
Annualized investment yield, before tax	4.1%	4.3%	(0.2)	4.3%	3.6%	0.7
Annualized investment yield, before tax, excluding LPs*	3.1%	3.2%	(0.1)	3.1%	3.3%	(0.2)
Annualized LP yield, before tax	22.1%	32.3%	(10.2)	31.8%	12.3%	19.5
Annualized investment yield, after tax	3.4%	3.5%	(0.1)	3.5%	3.0%	0.5
Fourth quarter 2021 consolidated net investment income of $573 million increased $17 million from $556 million in fourth quarter 2020 largely driven by higher income from LPs. Also contributing was a higher level of invested assets, offset by reinvesting maturing book yields at lower market rates.
Income from LPs was $170 million, before tax, in fourth quarter 2021, increasing from $152 million, before tax, in fourth quarter 2020, mostly driven by cash distributions within private equity funds. Income from LPs, including from private equity and other funds, is generally reported on a three-month lag.
Total invested assets of $57.7 billion increased 2% from Dec. 31, 2020, primarily due to valuation increases in LPs, mortgage loans, and equity securities, partially offset by a decrease in the valuation of fixed maturities driven by higher interest rates, partially offset by tighter credit spreads.

CONFERENCE CALL
The Hartford will discuss its fourth quarter and full year 2021 financial results and its 2022 outlook on a webcast at 9:00 a.m. EST on Friday, Feb. 4, 2022. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for Dec. 31, 2021, and the fourth quarter 2021 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at https://twitter.com/thehartford_pr.
The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read https://www.thehartford.com/legal-notice.

HIG-F

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Media Contacts:    Investor Contact:
Michelle Loxton     Susan Spivak Bernstein
860-547-7413     860-547-6233
michelle.loxton@thehartford.com     susan.spivak@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended December 31, 2021
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,513	$738	$—	$1,380	$—	$—	$4,631
Fee income	9	8	—	47	305	12	381
Net investment income	372	38	17	128	2	16	573
Other revenue	1	18	—	—	—	—	19
Net realized gains	118	12	6	70	3	3	212
Total revenues	3,013	814	23	1,625	310	31	5,816
Benefits, losses, and loss adjustment expenses	1,313	485	174	1,198	—	3	3,173
Amortization of DAC	360	57	—	8	3	—	428
Insurance operating costs and other expenses	456	172	3	358	229	15	1,233
Restructuring and other costs	—	—	—	—		2	2
Interest expense	—	—	—	—	—	62	62
Amortization of other intangible assets	8	—	—	10	—	—	18
Total benefits, losses and expenses	2,137	714	177	1,574	232	82	4,916
Income (loss) before income taxes	876	100	(154)	51	78	(51)	900
Income tax expense (benefit)	174	19	(33)	9	16	(14)	171
Net income (loss)	702	81	(121)	42	62	(37)	729
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	702	81	(121)	42	62	(42)	724
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized gains, excluded from core earnings, before tax	(120)	(13)	(6)	(70)	(3)	—	(212)
Restructuring and other costs, before tax						2	2
Integration and other non-recurring M&A costs, before tax	4	—	—	1	—	—	5
Change in deferred gain on retroactive reinsurance, before tax	18	—	155	—	—	—	173
Income tax expense (benefit)	18	2	(30)	15	1	(1)	5
Core earnings (losses)	$622	$70	$(2)	(12)	60	(41)	$697

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended December 31, 2020
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,237	$761	$—	$1,318	$—	$—	$4,316
Fee income	9	8	—	43	265	11	336
Net investment income	363	47	15	124	1	6	556
Other revenue (loss)	1	18	—	—	—	(1)	18
Net realized gains	45	7	2	18	6	24	102
Total revenues	2,655	841	17	1,503	272	40	5,328
Benefits, losses, and loss adjustment expenses	1,332	411	243	1,092	—	2	3,080
Amortization of DAC	346	59	—	11	3	—	419
Insurance operating costs and other expenses	388	158	2	317	204	17	1,086
Restructuring and other costs	—	—	—	—	—	17	17
Interest expense	—	—	—	—	—	57	57
Amortization of other intangible assets	6	1	—	10	—	—	17
Total benefits, losses and expenses	2,072	629	245	1,430	207	93	4,676
Income (loss) before income taxes	583	212	(228)	73	65	(53)	652
Income tax expense (benefit)	105	42	(48)	14	14	(12)	115
Net income (loss)	478	170	(180)	59	51	(41)	537
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	478	170	(180)	59	51	(46)	532
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized gains, excluded from core earnings, before tax	(46)	(6)	(2)	(17)	(6)	(24)	(101)
Restructuring and other costs	—	—	—	—	—	17	17
Change in deferred gain on retroactive reinsurance, before tax	5	—	210	—	—	—	215
Integration and other non-recurring M&A costs, before tax	8	—	—	3	—	—	11
Income tax expense (benefit)	(1)	—	(44)	4	1	2	(38)
Core earnings (losses)	$444	$164	$(16)	$49	$46	$(51)	$636

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Year Ended December 31, 2021
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$9,541	$2,954	$—	$5,504	$—	$—	$17,999
Fee income	34	32	—	183	1,189	50	1,488
Net investment income	1,502	157	75	550	5	24	2,313
Other revenue	11	80	—	—	—	(10)	81
Net realized gains (losses)	260	29	13	130	4	73	509
Total revenues	11,348	3,252	88	6,367	1,198	137	22,390
Benefits, losses, and loss adjustment expenses	6,044	1,864	202	4,612	—	7	12,729
Amortization of DAC	1,398	230	—	40	12	—	1,680
Insurance operating costs and other expenses	1,718	676	9	1,373	913	90	4,779
Restructuring and other costs	—	—	—	—	—	1	1
Interest expense	—	—	—	—	—	234	234
Amortization of other intangible assets	29	2	—	40	—	—	71
Total benefits and expenses	9,189	2,772	211	6,065	925	332	19,494
Income (loss) before income taxes	2,159	480	(123)	302	273	(195)	2,896
Income tax expense (benefit)	402	95	(28)	53	56	(47)	531
Net income (loss)	1,757	385	(95)	249	217	(148)	2,365
Preferred stock dividends	—	—	—	—	—	21	21
Net Income available to common stockholders	1,757	385	(95)	249	217	(169)	2,344
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized losses (gains), excluded from core earnings, before tax	(260)	(29)	(13)	(129)	(4)	(70)	(505)
Restructuring costs, before tax	—	—	—	—	—	1	1
Integration and other non-recurring M&A costs, before tax	20	—	—	6	—	32	58
Change in deferred gain on retroactive reinsurance, before tax	91	—	155	—	—	—	246
Income tax expense (benefit)	23	6	(29)	27	1	6	34
Core earnings (losses)	$1,631	$362	$18	$153	$214	$(200)	$2,178

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Year Ended December 31, 2020
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	8,910	3,008	—	5,361	—	9	17,288
Fee income	30	34	—	175	989	49	1,277
Net investment income	1,160	157	55	448	4	22	1,846
Other revenue	1	81	—	—	—	44	126
Net realized gains (losses)	(60)	(5)	(1)	22	8	22	(14)
Total revenues	10,041	3,275	54	6,006	1,001	146	20,523
Benefits, losses, and loss adjustment expenses	5,929	1,466	258	4,137	—	15	11,805
Amortization of DAC	1,397	244	—	50	14	1	1,706
Insurance operating costs and other expenses	1,655	659	10	1,308	773	75	4,480
Restructuring and other costs	—	—	—	—	—	104	104
Interest expense	—	—	—	—	—	236	236
Amortization of other intangible assets	28	4	—	40	—	—	72
Total benefits and expenses	9,009	2,373	268	5,535	787	431	18,403
Income (loss) before income taxes	1,032	902	(214)	471	214	(285)	2,120
Income tax expense (benefit)	176	184	(46)	88	44	(63)	383
Net income (loss)	856	718	(168)	383	170	(222)	1,737
Preferred stock dividends	—	—	—	—	—	21	21
Net income (loss) available to common stockholders	856	718	(168)	383	170	(243)	1,716
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized losses (gains), excluded from core earnings, before tax	61	6	1	(20)	(8)	(22)	18
Restructuring costs, before tax	—	—	—	—	—	104	104
Integration and other non-recurring M&A costs, before tax	33	—	—	18	—	—	51
Change in deferred gain on retroactive reinsurance, before tax	102	—	210	—	—	—	312
Income tax expense (benefit)	(54)	(2)	(44)	1	1	(17)	(115)
Core earnings (losses)	998	722	(1)	382	163	(178)	2,086

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for fourth quarter 2021, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, on a Consolidated, P&C or Group Benefits level, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable GAAP measure.

	Three Months Ended
	Dec 31 2021	Dec 31 2020	Dec 31 2021	Dec 31 2020	Dec 31 2021	Dec 31 2020
	Consolidated		P&C		Group Benefits
Annualized investment yield, before tax	4.1%	4.3%	4.2%	4.4%	4.4%	4.3%
Impact on annualized investment yield of limited partnerships and other alternative investments, before tax	(1.0)%	(1.1)%	(1.2)%	(1.2)%	(1.0)%	(0.8)%
Annualized investment yield excluding limited partnerships and other alternative investments, before tax	3.1%	3.2%	3.0%	3.2%	3.4%	3.5%

	Twelve Months Ended
	Dec 31 2021	Dec 31 2020	Dec 31 2021	Dec 31 2020	Dec 31 2021	Dec 31 2020
	Consolidated		P&C		Group Benefits
Annualized investment yield, before tax	4.3%	3.6%	4.4%	3.7%	4.7%	3.9%
Impact on annualized investment yield of limited partnerships and other alternative investments, before tax	(1.2)%	(0.3)%	(1.3)%	(0.4)%	(1.2)%	(0.2)%
Annualized investment yield excluding limited partnerships and other alternative investments, before tax	3.1%	3.3%	3.1%	3.3%	3.5%	3.7%

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure.

	As of
	Dec 31 2021	Dec 31 2020	Change
Book value per diluted share	$51.36	$50.39	2%
Per diluted share impact of AOCI	$(0.50)	$(3.23)	85%
Book value per diluted share (excluding AOCI)	$50.86	$47.16	8%

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:
•Certain realized gains and losses - Some realized gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
•Restructuring and other costs - Costs incurred as part of a restructuring plan are not a recurring operating expense of the business.
•Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.
•Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.
•Integration and other non-recurring M&A costs - These costs, including transaction costs incurred in connection with an acquired business, are incurred over a short period of time and do not represent an ongoing operating expense of the business.
•Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.
•Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and including the full benefit from retroactive reinsurance in core earnings provides greater insight into the economics of the business.
•Change in valuation allowance on deferred taxes related to non-core components of pre-tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of pre-tax income, such as tax attributes like capital loss carryforwards.
•Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.
In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income available to common stockholders, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.
Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods and twelve-months ended Dec. 31, 2021 and 2020, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended Dec. 31, 2021.
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods and twelve-months ended Dec. 31, 2021 and 2020, is set forth below.

	Three Months Ended			Twelve Months Ended
Margin	Dec 31 2021	Dec 31 2020	Change	Dec 31 2021	Dec 31 2020	Change
Net income margin	2.6%	3.9%	(1.3)	3.9%	6.4%	(2.5)
Adjustments to reconcile net income margin to core earnings margin
Net realized losses (gains) excluded from core earnings, before tax	(4.3)%	(1.1)%	(3.2)	(2.0)%	(0.4)%	(1.6)
Integration and other non-recurring M&A costs, before tax	0.1%	0.2%	(0.1)	0.1%	0.3%	(0.2)
Income tax expense	0.8%	0.3%	0.5	0.5%	—%	0.5
Impact of excluding buyouts from denominator of core earnings margin	—%	—%	—	—%	0.1%	(0.1)
Core earnings margin	(0.8)%	3.3%	(4.1)	2.5%	6.4%	(3.9)

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable GAAP measures. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income (loss) available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods and twelve-months ended Dec. 31, 2021 and 2020 is provided in the table below.

	Three Months Ended			Twelve Months Ended
	Dec 31 2021	Dec 31 2020	Change	Dec 31 2021	Dec 31 2020	Change
PER SHARE DATA
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$2.10	$1.47	43%	$6.62	$4.76	39%
Adjustment made to reconcile net income available to common stockholders per share to core earnings per share
Net realized losses (gains), excluded from core earnings, before tax	(0.61)	(0.28)	(118)%	(1.43)	0.05	NM
Restructuring and other costs, before tax	0.01	0.05	(80)%	—	0.29	(100)%
Integration and other non-recurring M&A costs, before tax	0.01	0.03	(67)%	0.16	0.14	14%
Change in deferred gain on retroactive reinsurance, before tax	0.50	0.59	(15)%	0.69	0.87	(21)%
Income tax expense (benefit) on items excluded from core earnings	0.01	(0.10)	NM	0.11	(0.33)	NM
Core earnings per diluted share	$2.02	$1.76	15%	$6.15	$5.78	6%
[1] Net income (loss) available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition. A quantitative reconciliation of net income ROE to core earnings ROE is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.
A reconciliation of consolidated net income (loss) ROE to Consolidated Core earnings ROE is set forth below.

	Last Twelve Months Ended
	Dec 31 2021	Dec 31 2020
Net income (loss) available to common stockholders ROE	13.1%	10.0%
Adjustments to reconcile net income (loss) available to common stockholders ROE to core earnings ROE
Net realized losses (gains) excluded from core earnings, before tax	(2.8)%	0.1%
Restructuring and other costs, before tax	—%	0.6%
Integration and other non-recurring M&A costs, before tax	0.3%	0.3%
Change in deferred gain on retroactive reinsurance, before tax	1.4%	1.8%
Income tax expense (benefit) on items not included in core earnings	0.2%	(0.7)%
Impact of AOCI, excluded from core earnings ROE	0.5%	0.6%
Core earnings ROE	12.7%	12.7%

Net investment income, excluding limited partnerships and other alternative investments -This non-GAAP measure is the amount of net investment income, on a Consolidated, P&C or Group Benefits level earned from invested assets, excluding the net investment income related to limited partnerships and other alternative investments. The Company believes that net investment income, excluding limited partnerships and other alternative instruments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative instruments. Net investment income is the most directly comparable GAAP measure.

	Three Months Ended
	Dec 31 2021	Dec 31 2020	Dec 31 2021	Dec 31 2020	Dec 31 2021	Dec 31 2020
	Consolidated		P&C		Group Benefits
Total net investment income	$573	$556	$427	$425	$128	$124
Loss (income) from limited partnerships and other alternative assets	(170)	(152)	(137)	(128)	(33)	(24)
Net investment income excluding limited partnerships and other alternative investments	$403	$404	$290	$297	$95	$100

	Twelve Months Ended
	Dec 31 2021	Dec 31 2020	Dec 31 2021	Dec 31 2020	Dec 31 2021	Dec 31 2020
	Consolidated		P&C		Group Benefits
Total net investment income	$2,313	$1,846	$1,734	$1,372	$550	$448
Loss (income) from limited partnerships and other alternative assets	(732)	(222)	(570)	(186)	(162)	(36)
Net investment income excluding limited partnerships and other alternative investments	$1,581	$1,624	$1,164	$1,186	$388	$412

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable GAAP measure. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes and current accident year change in loss reserves upon acquisition of a business. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Business Results" for Commercial Lines" and "Personal Lines"
Underwriting gain (loss) - The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax non-GAAP measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities. A reconciliation of net income to underwriting results for the quarterly periods ended Dec. 31, 2021 and 2020, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain (loss) for individual reporting segments for the quarterly periods ended Dec. 31, 2021 and 2020, is set forth below.

COMMERCIAL LINES

	Three Months Ended		Twelve Months Ended
	Dec 31 2021	Dec 31 2020	Dec 31 2021	Dec 31 2020
Net income	$702	$478	$1,757	$856
Adjustments to reconcile net income to underwriting gain
Net servicing income	(2)	(2)	(13)	(4)
Net investment income	(372)	(363)	(1,502)	(1,160)
Net realized losses (gains)	(118)	(45)	(260)	60
Other expense	3	10	18	35
Income tax expense	174	105	402	176
Underwriting gain (loss)	387	183	402	(37)
Adjustments to reconcile underwriting gain (loss) to underlying underwriting gain
Current accident year catastrophes	6	42	496	397
Prior accident year development	(114)	(17)	141	44
Underlying underwriting gain	$279	$208	$1,039	$404

PERSONAL LINES

	Three Months Ended		Twelve Months Ended
	Dec 31 2021	Dec 31 2020	Dec 31 2021	Dec 31 2020
Net income	$81	$170	$385	$718
Adjustments to reconcile net income to underwriting gain
Net servicing income	(4)	(4)	(19)	(14)
Net investment income	(38)	(47)	(157)	(157)
Net realized losses (gains)	(12)	(7)	(29)	5
Other expense	(1)	—	—	1
Income tax expense	19	42	95	184
Underwriting gain	45	154	275	737
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	16	13	168	209
Prior accident year development	(31)	(42)	(144)	(438)
Underlying underwriting gain	$30	$125	$299	$508

PROPERTY & CASUALTY

	Three Months Ended		Twelve Months Ended
	Dec 31 2021	Dec 31 2020	Dec 31 2021	Dec 31 2020
Net income	$662	$468	$2,047	$1,406
Adjustments to reconcile net income to underwriting gain (loss)
Net investment income	(427)	(425)	(1,734)	(1,372)
Net realized losses (gains)	(136)	(54)	(302)	66
Net servicing and other expense	(3)	3	(13)	17
Income tax expense	160	99	469	314
Underwriting gain (loss)	256	91	467	431
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	22	55	664	606
Prior accident year development	29	184	199	(136)
Underlying underwriting gain	$307	$330	$1,330	$901

Underlying combined ratio before COVID-19 losses - This non-GAAP financial measure of the combined ratio for Commercial Lines represents the combined ratio before catastrophes, prior accident year development and COVID-19 incurred losses. The combined ratio is the most directly comparable GAAP measure. The underlying combined expense ratio before COVID-19 losses is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses, prior accident year reserve development and COVID-19 incurred losses. A reconciliation of the combined ratio to the underlying combined ratio before COVID-19 losses is set forth below.
Commercial Lines

	Three Months Ended
	Dec 31 2021	Dec 31 2020	Change
Combined Ratio
Combined Ratio	84.6	91.8	(7.2)
Current accident year catastrophes	(0.2)	(1.9)	1.7
Prior accident year development	4.5	0.8	3.7
Underlying Combined Ratio	88.9	90.7	(1.8)
COVID-19 losses	—	(1.3)	1.3
Underlying combined ratio before COVID-19 losses	88.9	89.4	(0.5)

Underlying loss and loss adjustment expense ratio before COVID-19 losses- This non-GAAP financial measure of the loss and loss adjustment expense ratio for Commercial Lines represents the loss and loss adjustment expense ratio before catastrophes, prior accident year development and COVID-19 incurred losses. The loss and loss adjustment expense ratio is the most directly comparable GAAP measure. The underlying loss and loss adjustment expense ratio before COVID-19 losses is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses, prior accident year reserve development and COVID-19 incurred losses. A reconciliation of the loss and loss adjustment expense ratio to the underlying loss and loss adjustment expense ratio before COVID-19 losses is set forth below.

Commercial Lines

	Three Months Ended
	Dec 31 2021	Dec 31 2020	Change
Loss and loss adjustment expense ratio
Total losses and loss adjustment expenses	52.2	59.5	(7.3)
Current accident year catastrophes	(0.2)	(1.9)	1.7
Prior accident year development	4.5	0.8	3.7
Underlying loss and loss adjustment expenses	56.5	58.4	(1.9)
COVID-19 losses	—	(1.3)	1.3
Underlying loss and loss adjustment expenses before COVID-19 losses	56.5	57.1	(0.6)

Commercial Lines

	Twelve Months Ended
	Dec 31 2021	Dec 31 2020	Change
Loss and loss adjustment expense ratio
Total losses and loss adjustment expenses	63.3	66.5	(3.2)
Current accident year catastrophes	(5.2)	(4.5)	(0.7)
Prior accident year development	(1.5)	(0.5)	(1.0)
Underlying loss and loss adjustment expenses	56.7	61.6	(4.9)
COVID-19 losses	(0.3)	(3.1)	2.8
Underlying loss and loss adjustment expenses before COVID-19 losses	56.4	58.5	(2.1)

SAFE HARBOR STATEMENT
Certain of the statements contained herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” and similar references to future periods.
Forward-looking statements are based on management's current expectations and assumptions regarding future economic, competitive, legislative and other developments and their potential effect upon The Hartford Financial Services Group, Inc. and its subsidiaries (collectively, the "Company" or "The Hartford"). Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from expectations depending on the evolution of various factors, including the risks and uncertainties identified below, as well as factors described in such forward-looking statements; or in The Hartford’s 2021 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission.
COVID-19 Risks: risks relating to the continued COVID-19 pandemic, including impacts to the Company’s insurance and product-related, regulatory/legal, recessionary and other global economic, capital and liquidity and operational risks.
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, foreign currency exchange rates and market volatility; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties; the risks associated with the discontinuance of the London Inter-Bank Offered Rate ("LIBOR") on the securities we hold or may have issued, other financial instruments and any other assets and liabilities whose value is tied to LIBOR;
Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development, including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of another pandemic, civil unrest, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of storms, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the Company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the Company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, including usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, the Company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues;
Financial Strength, Credit and Counterparty Risks: risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; capital requirements which are subject to many factors, including many that are outside the Company’s control, such as National Association of Insurance Commissioners ("NAIC") risk based capital formulas, rating agency capital models, Funds at Lloyd's and Solvency Capital Requirement, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; state and international regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, pricing, capital management, reserving, investments, reinsurance and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the Company’s fair value estimates for its investments and the evaluation of intent-to-sell impairments and allowance for credit losses on available-for-sale securities and mortgage loans; the potential for further impairments of our goodwill;
Strategic and Operational Risks: the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions; risks associated with acquisitions and divestitures, including the challenges of integrating acquired companies or businesses, which may result in our inability to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel, including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; the Company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; the impact of changes in federal, state or foreign tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.

Any forward-looking statement made by the Company in this document speaks only as of the date of this release. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.